EXHIBIT 10.1

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

1 EAST LIBERTY, 6th FLOOR

RENO, NV 89501

June 22, 2021

Dear Mr. Parsons:

This letter (“Resignation Letter”) sets forth the agreement between you and Artificial Intelligence Technology Solutions Inc. (“AITX”), regarding your resignation from AITX and its subsidiaries effective as of June 22, 2021 (the “Resignation Date”).

AITX agrees to provide you the payment specified in Exhibit B, subject to your signing the General Release and Waiver attached as Exhibit A (the “Release”) on or within 21 days following the Resignation Date and not revoking such Release. The payments you will receive pursuant to the Resignation Letter are summarized in Section 1 of Exhibit B hereto.

Thank you for your years of service and dedication to AITX.

If you agree to the foregoing, kindly sign and return a duplicate copy of this Agreement to Anthony Brenz, Chief Financial Officer.

Very truly yours,

AITX INC.

By:	/s/ Steven Reinharz
Name:	Steven Reinharz
Date:	June 22, 2021

Accepted and Agreed to:

GARETT PARSONS

By:	/s/ Garett Parsons
Date:	June 22, 2021

EXHIBIT A

GENERAL RELEASE AND WAIVER

1. Garett Parsons (“Consultant”) hereby acknowledges and agrees that Consultant’s agreement with Artificial Intelligence Solutions Inc. (together, the “Company”) terminated on June 22, 2021 (the “Termination Date”).

2. Consultant acknowledges and agrees that Consultant’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to pay (and the Consultant’s right to retain) the payments set forth in Exhibit B, and that the payments are adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Consultant may have earned or accrued, or to which Consultant may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.

3. (a) THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS CONSULTANT MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE CONSULTANT SIGNS THIS RELEASE, CONSULTANT MUST READ THIS SECTION CAREFULLY AND MAKE SURE THAT CONSULTANT UNDERSTANDS IT FULLY.

(b) In consideration of Employee’s receipt and acceptance of payments in Exhibit B from the Company, and on behalf of the Company and each Releasee (as defined below), Consultant, on Consultant’s behalf and on behalf of Consultant’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c), any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment or consultancy, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral; (ii) any rights and/or claims arising under any applicable foreign, Federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Consultant Resignation Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of Nevada and any State in which any Releasee is subject to jurisdiction, or any political subdivision thereof, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Consultant may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Consultant and the Company; (v) any rights and/or claims that Consultant may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or claims for attorneys’ fees. Consultant agrees not to challenge or contest the reasonableness, validity or enforceability of this Release.

(c) Notwithstanding the foregoing, Consultant does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Consultant may have that arise after the date Consultant signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Consultant’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (iv) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; (v) any rights and/or claims to enforce the Resignation Letter in accordance with its terms; and (vii) any rights as a stockholder of the Company.

4. Nothing in or about this Release prohibits Consultant from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing Confidential Information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.

5. Consultant represents and warrants that Consultant has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any Federal, state or local court or any administrative, regulatory or arbitration agency or body. Consultant hereby waives any right to, and agrees not to, seek reinstatement or employment or consultancy of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Consultant obtains such employment or consultancy, for terminating such employment or consultancy. This Release and the Separation Benefit are not intended to be, shall not be construed as and are not, an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

6. (a) Consultant hereby represents and agrees that Consultant shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law or as publicly disclosed by the Company, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Consultant further agrees that, except as shall be required by law, Consultant shall keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Consultant’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Consultant or treatment Consultant received by or on behalf of any Releasee through the date of this Release.

(b) If Consultant is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 6(a), Consultant shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release. Consultant shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Consultant is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure or penalty, Consultant shall disclose only so much of such information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law, and, to the extent reasonably practicable, Consultant shall give the Company prior notice of such information he believes he is required to disclose.

7. Consultant shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.

8. The covenants, representations and acknowledgments made by Consultant in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the payments in Exhibit B, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. The Company shall be excused and released from any obligation to make payment of the payments in Exhibit B, and Consultant shall be obligated to return to the Company the payments in Exhibit B, in the event that Consultant is found to have (a) made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or (b) Consultant is found to have committed or commits a material breach of any term, condition or covenant in this Release.

9. This Release and the Resignation Letter constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings and arrangements, oral or written, between Consultant and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.

10. With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Consultant acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Consultant agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Consultant hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

11. Consultant agrees and acknowledges that (a) Consultant has had an adequate opportunity to review this Release and all of its terms, (b) Consultant understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee and (c) Consultant has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

12. By executing this Release, Releasor acknowledges that (a) Consultant has been advised by the Company to consult with an attorney before executing this Release; (b) Consultant was provided adequate time to review this Release and to consider whether to sign this Release and (c) Consultant has been advised that Consultant has seven (7) days following execution to revoke this Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the Resignation Letter, this Release shall not be effective or enforceable, and the payments in Exhibit B are not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Consultant has not revoked this Release. Consultant agrees that any revocation shall be made in writing and delivered to Anthony Brenz, Chief Financial Officer, 1 East Liberty, 6th Floor, Reno, NV 89501. Consultant acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the payments in Exhibit B.

Signature:	Date:

Garett Parsons

EXHIBIT B

1.	The total payment is $37,700
2.

The parties executed a note on* on July 22, 2021 in the amount of $228,000.

*Subsequent to executing this agreement, the parties agreed to the following payment schedule: Mr. Parsons was paid $37,700 on June 23, 2021, $110,000 on June 24, 2021, and a final payment of $118,000 on June 25, 2021.